Exhibit 3.3

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20090201198-32
Ross Miller Secretary of State State of Nevada	Filing Date and Time 03/02/2009 2:20 PM
	Entity Number E0094122005-5

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

NUGGET RESOURCES INC.

2. The articles have been amended as follows: (provide article numbers, if available)

FIRST: The name of the corporation is American Lithium Minerals, Inc.

FOURTH: The total number of shares authorized that may be issued by the Company on is Seventy-Five Million (75,000,000) shares of common stock with a par value of one-tenth of one cent ($0.001) per share and no other class of stock shall be authorized. The Company may from time-to-time issue said shares for such consideration as the Board of Directors may fix.

(continued on next page)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: a majority of voting power.

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 7-1-08

CONTINUATION

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

NUGGET RESOURCES INC.

At the same time as the Articles of Amendment in which this text is contained become effective (the “Effective Time”), each one share of Common Stock issued and outstanding or held in the treasury of the Company immediately prior to the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into four (4) fully-paid and non-assessable shares of Common Stock issued and outstanding, without increasing or decreasing the par value thereof, and each fraction of a share of Common Stock issued and outstanding or held in the treasury of the Company immediately prior to the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into a number of fully-paid and non-assessable shares of Common Stock equal to the product of four and such fraction, which product shall be rounded up to the nearest whole share.